Exhibit 99.1

NEWS	NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092

NOBLE SIGNS LETTER OF INTENT WITH MARATHON FOR
NEW ULTRA-DEEPWATER SEMISUBMERSIBLE
     SUGAR LAND, Texas, March 13 — Noble Corporation (NYSE: NE) announced today that its wholly-owned, indirect subsidiary, Noble Drilling Services Inc., has signed a Letter of Intent (“LOI”) for its Noble Bingo 9000 Rig 4 semisubmersible hull for a two-year contract with a wholly-owned subsidiary of Marathon Oil Corporation (NYSE: MRO). The Noble Bingo 9000 Rig 4, which will be renamed the Noble Jim Day, will be completed as a dynamically positioned (DPS-3) unit designed to operate in water depths up to 12,000 feet with living accommodations for 200 persons. The unit’s highly efficient operational design will follow that of the Noble Danny Adkins, currently under construction in Singapore. The Company expects for Marathon to use the Noble Jim Day in the U.S. Gulf of Mexico during the initial two years of service of the unit.
     The LOI is contingent upon the negotiation and execution of a definitive drilling contract mutually acceptable to Noble and Marathon, including provisions regarding delivery date, mobilization, rig acceptance criteria, and timing and rates for an option in favor of Marathon to extend the primary term from two years to four years. The terms of the LOI provide an operating dayrate capable of producing revenues over the initial two years of approximately $375 million to $377 million.
     As previously reported, the unit is located in the Jurong Shipyard in Singapore, where the Company intends to complete the construction program. The Company estimates that the rig will be delivered in the fourth quarter of 2009.
     Mark A. Jackson, President and Chief Executive Officer, said, “One of our goals for 2007 was to have a commitment on the Noble Bingo 9000 Rig 4 by the end of the first quarter. This achievement is especially meaningful, for it allows the employees to recognize Jim’s contribution to Noble and the entire energy industry. It is only fitting that our most technologically advanced drilling unit will bear the name of a leading pioneer in our industry.”
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     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s fleet of 63 mobile offshore drilling units located in key markets worldwide, including the U.S. Gulf of Mexico, Middle East, Mexico, the North Sea, Brazil, West Africa and India. The fleet count includes seven rigs under construction. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.
     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-403
03/13/07
For additional information, contact:

For Investors:	Lee M. Ahlstrom, Vice President — Investor Relations and Planning, Noble Drilling Services Inc., 281-276-6440
For Media:	John S. Breed, Director of Corporate Communications, Noble Drilling Services Inc., 281-276-6729